           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of The Variable Annuity Life Insurance Company Separate Account A of our report dated April 24, 2017, relating to the financial statements of The Variable Annuity Life Insurance Company Separate Account A, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 24, 2017, relating to the consolidated financial statements of The Variable Annuity Life Insurance Company, which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
April 26, 2017